EXHIBIT 99.1

Boise Inc. Investor Relations 1111 West Jefferson PO Box 990050 Boise, ID 83799-0050

T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: August 5, 2009

Investor Relations Contact Jason Bowman – 208 384 7456

Boise Inc. Announces Financial Results for Second Quarter 2009

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported net income of $50.9 million or $0.60 per diluted share for second quarter 2009, compared with first quarter 2009 net loss of $0.9 million or ($0.01) per diluted share and second quarter 2008 net loss of $18.1 million or ($0.23) per diluted share.

EBITDA, excluding special items, was $53.0 million for second quarter 2009, compared with $58.6 million for first quarter 2009 and $40.1 million for second quarter 2008.

Net covenant debt(b) was $921.6 million at June 30, 2009, a decline of $27.4 million from $949.0 million at March 31, 2009. Net total debt was $901.7 million at June 30, 2009, a decline of $114.9 million from $1,016.5 million at March 31, 2009.

FINANCIAL HIGHLIGHTS

(in millions, except per-share data)

	2Q 2009	2Q 2008	1Q 2009

Sales	$479.4	$618.4	$500.3
Income from operations	$96.6	$7.6	$21.4
Net income (loss)	$50.9	$(18.1)	$(0.9)
Net income (loss) per share basic	$0.65	$(0.23)	$(0.01)
Net income (loss) per share diluted	$0.60	$(0.23)	$(0.01)
EBITDA (a)	$130.6	$40.1	$52.7
EBITDA excluding special items (a)	$53.0	$40.1	$58.6

Interest expense	$21.4	$26.1	$22.2
Depreciation and amortization	$32.9	$32.7	$32.0
Net covenant debt (b)	$921.6	$1,026.8	$949.0
Total cash and cash equivalents and short-term investments	$125.1	$21.1	$27.5

(a)	For reconciliation of net income (loss) to EBITDA and EBITDA to EBITDA excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(b)	Net covenant debt is calculated in accordance with credit agreements and excludes aggregate cash and cash equivalents and short-term investment balances in excess of $35.0 million. For reconciliation of total debt and net total debt to net covenant debt, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

“Our core businesses delivered solid earnings and cash flow during second quarter 2009 as demand for our office papers, label and release papers, and agricultural-based packaging products held up well despite the sluggish economy,” said Alexander Toeldte, President and Chief Executive Officer of Boise Inc. “We reduced working capital and ended the quarter with a much strengthened liquidity position. We will continue to focus on controlling costs, balancing production with demand, and generating cash.”

Sales

Total sales for second quarter 2009 were $479.4 million, a decrease of $139.0 million, or 22%, from $618.4 million during second quarter 2008 and down 4% from first quarter 2009 sales of $500.3 million.

Paper segment sales during second quarter 2009 decreased $54.5 million, or 13%, to $356.4 million from $410.9 million compared with second quarter 2008, driven by 10% lower uncoated freesheet sales volumes. This was due primarily to the St. Helens, Oregon, mill downsizing, which eliminated 13% of our annual uncoated freesheet capacity. Reduced sales volumes were offset partially by higher net sales prices. Paper segment sales in second quarter 2009 increased by $4.4 million, or 1%, from first quarter 2009.

Packaging segment sales during second quarter 2009 decreased $86.9 million, or 40%, to $130.2 million from $217.1 million compared with second quarter 2008. Lower newsprint volumes due to the indefinite idling of our DeRidder #2 newsprint machine and a lower operating rate on our DeRidder #3 newsprint machine negatively impacted revenue. Reduced segment linerboard sales volumes also contributed to the decline as we balanced production to match lower demand. Packaging segment sales decreased $26.9 million, or 17%, from first quarter 2009 due to lower newsprint volumes and lower net selling prices for linerboard and newsprint.

Prices and Volumes

Average net selling prices of uncoated freesheet papers improved $33 per ton, or 4%, to $958 per ton during second quarter 2009 compared with second quarter 2008, and declined $23 per ton, or 2%, from first quarter 2009. Uncoated freesheet sales volumes were 315,000 tons during second quarter 2009, a decline of 10% versus the prior year period due to reduced capacity and market downtime as a result of lower demand. Uncoated freesheet sales volumes increased 4% from first quarter 2009 on reduced market downtime, improved demand, and higher sales volumes of label and release and office papers. Combined sales volumes of premium office, label and release, and flexible packaging papers, which represented 28% of our second quarter 2009 uncoated freesheet sales volumes, increased by 4% from the prior year.

Corrugated container and sheet prices improved $3 per thousand square feet (msf), or 5%, to $59 per msf in second quarter 2009 over prices for these products during the second quarter 2008 and decreased $1 per msf, or 2%, compared with first quarter 2009 prices. Sales volumes for corrugated containers and sheets were 1.4 million msf in second quarter 2009, a decline of 8% from second quarter 2008 due primarily to lower volumes from our sheet feeder plant in Texas as a result of slowing industrial markets. Corrugated products sales volumes increased 2% from first quarter 2009 on improving seasonal agricultural and food sector demand in our Pacific Northwest corrugated plants.

Linerboard net selling prices to third parties declined $92 per ton, or 23%, to $302 per ton in second quarter 2009 from $394 per ton in the second quarter 2008 and declined $50 per ton, or 14%, from first quarter 2009, due to softening demand, particularly in export markets. Linerboard sales volumes to third parties were 54,000 tons, a decrease of 18% compared with the second quarter 2008 and an increase of 42% from first quarter 2009. In the first quarter 2009, we performed our annual maintenance outage at our mill in DeRidder, Louisiana, which reduced production and sales during that period.

Newsprint pricing in second quarter 2009 decreased by $110 per ton, or 20%, to $434 per ton from the second quarter 2008 and declined $154 per ton, or 26%, from first quarter 2009. Newsprint sales volumes were 28,000 tons, a decline of 73% compared with the second quarter 2008 and down 53% from first quarter 2009 due to weak newsprint demand, coupled with a change in our approach to market as we exited our sales relationship with AbitibiBowater and began to sell directly to publishers.

Input Costs

Total fiber, energy, and chemical costs for second quarter 2009 were $183.7 million, a decrease of $106.3 million, or 37%, from costs of $290.0 million for second quarter 2008. Much of the decline was driven by reduced consumption as a result of the restructuring of our mill in St. Helens, Oregon, and market downtime at our mill in DeRidder, Louisiana. Total fiber, energy, and chemical costs for second quarter 2009 decreased $22.0 million, or 11%, from costs of $205.7 million for first quarter 2009.

INPUT COST SUMMARY

(in millions)

	2Q 2009	2Q 2008	1Q 2009

Fiber	$92.2	$142.3	$94.1
Energy	$40.5	$84.3	$60.8
Chemicals	$51.0	$63.4	$50.8

Total	$183.7	$290.0	$205.7

Fiber costs during second quarter 2009 were $92.2 million, a decrease of $50.1 million, or 35%, from $142.3 million in second quarter 2008; this was due to lower fiber prices and reduced consumption as a result of lower production capacity due to the St. Helens mill downsizing and market downtime. Fiber costs decreased $1.9 million, or 2%, from first quarter 2009 due primarily to lower prices for purchased pulp, wood, and recycled fiber.

Energy costs in second quarter 2009 decreased $43.8 million, or 52%, to $40.5 million compared with $84.3 million in the same quarter a year ago, and decreased $20.3 million, or 33%, from first quarter 2009 due to lower overall energy consumption and lower prices for natural gas, fuel, and electricity.

Chemical costs in second quarter 2009 were $51.0 million, a decrease of $12.4 million, or 20%, compared with $63.4 million in the prior year’s second quarter due to lower consumption, offset partially by higher prices, and flat compared with first quarter 2009.

Alternative Fuel Tax Credit

We continue to invest in our assets and improve our operating practices to reduce consumption of fossil fuels. Between 2002 and 2008, our mills reduced their fossil fuel use by 21% per ton, primarily through conservation and increased use of biomass fuels. Each year, under normal operating conditions, we produce and use approximately 500 million gallons of liquid fuel produced from biomass to provide energy to four of our five paper mills. The U.S. Internal Revenue Code allows an excise tax credit of $0.50 per gallon for taxpayers who use alternative fuels in the taxpayer’s trade or business. During the first quarter, we filed to be registered as an alternative fuel mixer and, in April, received notification from the Internal Revenue Service that our registration was approved. We became eligible to receive the credit at our four pulp and paper mills beginning at various dates from late January to late March 2009. During the three months ended June 30, 2009, we recorded $75.3 million of alternative fuel mixture tax credits, net of associated fees and expenses and before taxes. As of June 30, 2009, we had received $58.7 million of alternative fuel mixture cash payments. Our first quarter 2009 results do not include any effects of the alternative fuel credits.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Wednesday, August 5, 2009, at 11:00 a.m. Eastern, at which time we will review the company’s recent performance. To participate in the conference call, dial 866-743-6037 (international callers should dial 832-445-1689). The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from August 5 at 12:00 p.m. Eastern through September 5 at 11:59 p.m. Eastern. Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers. The passcode is 20997497.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our entire team of approximately 4,090 employees is committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

Basis of Presentation

We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA. EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release may contain statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside our control that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. For information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.

Consolidated Statements of Income (Loss)

(unaudited, in thousands, except share and per-share data)

	Three Months Ended
	June 30		March 31, 2009
	2009	2008
Sales
Trade	$469,877	$586,583	$484,868
Related parties	9,490	31,824	15,417

	479,367	618,407	500,285

Costs and expenses
Materials, labor, and other operating expenses	386,013	544,090	413,139
Fiber costs from related parties	8,933	7,015	5,703
Depreciation, amortization, and depletion	32,892	32,689	31,972
Selling and distribution expenses	14,024	14,817	13,782
General and administrative expenses	12,691	12,262	10,373
St. Helens mill restructuring	1,133	—	3,648
Alternative fuel mixture credits, net	(75,337)	—	—
Other (income) expense, net	2,434	(96)	239

	382,783	610,777	478,856

Income from operations	96,584	7,630	21,429

Foreign exchange gain (loss)	1,157	(209)	(678)
Change in fair value of interest rate derivatives	627	510	(132)
Interest expense	(21,389)	(26,145)	(22,154)
Interest income	91	178	54

	(19,514)	(25,666)	(22,910)

Income (loss) before income taxes	77,070	(18,036)	(1,481)
Income tax (provision) benefit	(26,187)	(14)	565

Net income (loss)	$50,883	$(18,050)	$(916)

Weighted average common shares outstanding:
Basic	78,141,637	77,259,947	77,491,233
Diluted	84,253,862	77,259,947	77,491,233

Net income (loss) per common share:
Basic	$0.65	$(0.23)	$(0.01)
Diluted	$0.60	$(0.23)	$(0.01)

Segment Information

(unaudited, in thousands)

	Three Months Ended
	June 30		March 31, 2009
	2009	2008
Segment sales
Paper	$356,401	$410,877	$351,995
Packaging	130,237	217,147	157,132
Intersegment eliminations and other	(7,271)	(9,617)	(8,842)

	$479,367	$618,407	$500,285

Segment income (loss)
Paper*	$84,505	$7,835	$24,776
Packaging*	20,330	4,642	1,125
Corporate and Other*	(7,094)	(5,056)	(5,150)

	97,741	7,421	20,751

Change in fair value of interest rate derivatives	627	510	(132)
Interest expense	(21,389)	(26,145)	(22,154)
Interest income	91	178	54

Income (loss) before income taxes	$77,070	$(18,036)	$(1,481)

EBITDA (a)
Paper*	$105,604	$26,777	$46,122
Packaging*	31,108	17,637	10,781
Corporate and Other*	(6,079)	(4,304)	(4,180)

	$130,633	$40,110	$52,723

*	The three months ended June 30, 2009, included $57.0 million of income recorded in the Paper segment, $19.9 million of income recorded in the Packaging segment, and $1.6 million of expenses recorded in the Corporate and Other segment relating to alternative fuel mixture credits. These amounts are net of fees and expenses and before taxes.

Boise Inc.

Consolidated Statements of Income (Loss)

(unaudited, in thousands, except share and per-share data)

	Boise Inc.		Predecessor
	Six Months Ended June 30		January 1 Through February 21, 2008
	2009	2008
Sales
Trade	$954,745	$812,627	$258,430
Related parties	24,907	33,768	101,490

	979,652	846,395	359,920

Costs and expenses
Materials, labor, and other operating expenses	799,152	739,519	313,931
Fiber costs from related parties	14,636	25,644	7,662
Depreciation, amortization, and depletion	64,864	45,436	477
Selling and distribution expenses	27,806	20,760	9,097
General and administrative expenses	23,064	16,811	6,606
St. Helens mill restructuring	4,781	—	—
Alternative fuel mixture credits, net	(75,337)	—	—
Other (income) expense, net	2,673	(124)	(989)

	861,639	848,046	336,784

Income (loss) from operations	118,013	(1,651)	23,136

Foreign exchange gain (loss)	479	(1,062)	54
Change in fair value of interest rate derivatives	495	510	—
Interest expense	(43,543)	(37,580)	(2)
Interest income	145	1,999	161

	(42,424)	(36,133)	213

Income (loss) before income taxes	75,589	(37,784)	23,349
Income tax (provision) benefit	(25,622)	3,363	(563)

Net income (loss)	$49,967	$(34,421)	$22,786

Weighted average common shares outstanding:
Basic	77,818,233	69,971,391	—
Diluted	81,906,300	69,971,391	—

Net income (loss) per common share:
Basic	$0.64	$(0.49)	$—
Diluted	$0.61	$(0.49)	$—

Segment Information

(unaudited, in thousands)

	Boise Inc.		Predecessor
	Six Months Ended June 30		January 1 Through February 21, 2008
	2009	2008
Segment sales
Paper	$708,396	$583,080	$253,508
Packaging	287,369	277,032	113,485
Intersegment eliminations and other	(16,113)	(13,717)	(7,073)

	$979,652	$846,395	$359,920

Segment income (loss)
Paper*	$109,281	$19,684	$20,718
Packaging*	21,455	(15,119)	5,685
Corporate and Other*	(12,244)	(7,278)	(3,213)

	118,492	(2,713)	23,190

Change in fair value of interest rate derivatives	495	510	—
Interest expense	(43,543)	(37,580)	(2)
Interest income	145	1,999	161

Income (loss) before income taxes	$75,589	$(37,784)	$23,349

EBITDA (a)
Paper*	$151,726	$45,746	$21,066
Packaging*	41,889	3,089	5,738
Corporate and Other*	(10,259)	(6,112)	(3,137)

	$183,356	$42,723	$23,667

*	The six months ended June 30, 2009, included $57.0 million of income recorded in the Paper segment, $19.9 million of income recorded in the Packaging segment, and $1.6 million of expenses recorded in the Corporate and Other segment relating to alternative fuel mixture credits. These amounts are net of fees and expenses and before taxes.

Boise Inc.

Consolidated Balance Sheets

(unaudited, in thousands)

	June 30, 2009	December 31, 2008
ASSETS

Current
Cash and cash equivalents	$115,107	$22,518
Short-term investments	10,001	—
Receivables
Trade, less allowances of $1,280 and $961	186,968	220,204
Related parties	2,427	1,796
Other*	27,604	4,937
Inventories	266,973	335,004
Deferred income taxes	—	5,318
Prepaid and other	10,738	6,289

	619,818	596,066

Property
Property and equipment, net	1,235,734	1,262,810
Fiber farms and deposits	15,504	14,651

	1,251,238	1,277,461

Deferred financing costs	66,811	72,570
Intangible assets, net	33,735	35,075
Other assets	7,729	7,114

Total assets	$1,979,331	$1,988,286

*	June 30, 2009, includes a $20.4 million receivable for alternative fuel mixture credits.

Boise Inc.

Consolidated Balance Sheets (continued)

(unaudited, in thousands, except share and per-share data)

	June 30, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$14,890	$25,822
Income taxes payable	113	841
Accounts payable
Trade	163,540	177,157
Related parties	2,069	3,107
Accrued liabilities
Compensation and benefits	50,999	44,488
Interest payable	165	184
Other	23,503	17,402

	255,279	269,001

Debt
Long-term debt, less current portion	939,929	1,011,628
Notes payable	71,955	66,606

	1,011,884	1,078,234

Other
Deferred income taxes	18,011	8,907
Compensation and benefits	148,803	149,691
Other long-term liabilities	43,619	33,007

	210,433	191,605

Commitments and contingent liabilities

Stockholders’ Equity
Preferred stock, $.0001 par value per share:	—	—
1,000,000 shares authorized; none issued
Common stock, $.0001 par value per share:	8	8
250,000,000 shares authorized;
84,434,691 shares and 79,716,130 shares issued and outstanding
Additional paid-in capital	576,895	575,151
Accumulated other comprehensive income (loss)	(85,104)	(85,682)
Retained earnings (accumulated deficit)	9,936	(40,031)

Total stockholders’ equity	501,735	449,446

Total liabilities and stockholders’ equity	$1,979,331	$1,988,286

Boise Inc.

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Boise Inc.		Predecessor
	Six Months Ended June 30		January 1 Through February 21, 2008
	2009	2008
Cash provided by (used for) operations
Net income (loss)	$49,967	$(34,421)	$22,786
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	71,178	48,453	477
Share-based compensation expense	1,744	775	—
Related-party interest expense	—	2,760	—
Notes payable interest expense	5,349	561	—
Pension and other postretirement benefit expense	4,877	4,180	1,826
Deferred income taxes	16,593	(3,276)	11
Change in fair value of energy derivatives	(1,277)	(3,870)	(37)
Change in fair value of interest rate derivatives	(495)	(510)	—
(Gain) loss on sales of assets, net	10	(20)	(943)
Other	(385)	1,062	(54)
Decrease (increase) in working capital, net of acquisitions
Receivables	12,982	10,278	(23,522)
Inventories	68,237	(7,457)	5,343
Prepaid expenses	(2,650)	(6,654)	875
Accounts payable and accrued liabilities	(7,121)	26,033	(10,718)
Current and deferred income taxes	8,420	(976)	335
Pension and other postretirement benefit payments	(7,031)	(171)	(1,826)
Other	331	(902)	2,326

Cash provided by (used for) operations	220,729	35,845	(3,121)

Cash provided by (used for) investment
Acquisitions of businesses and facilities	(543)	(1,215,601)	—
Cash released from (held in) trust, net	—	403,989	—
Expenditures for property and equipment	(35,854)	(35,853)	(10,168)
Purchases of short-term investments	(10,000)	—	—
Sales of assets	317	37	17,662
Other	571	(941)	863

Cash provided by (used for) investment	(45,509)	(848,369)	8,357

Cash provided by (used for) financing
Issuances of long-term debt	10,000	1,085,700	—
Payments of long-term debt	(92,631)	(37,749)	—
Payments to stockholders for exercise of conversion rights	—	(120,170)	—
Payments of deferred financing fees	—	(81,898)	—
Payments of deferred underwriters fees	—	(12,420)	—
Net equity transactions with related parties	—	—	(5,237)

Cash provided by (used for) financing	(82,631)	833,463	(5,237)

Increase (decrease) in cash and cash equivalents	92,589	20,939	(1)
Balance at beginning of the period	22,518	186	8

Balance at end of the period	$115,107	$21,125	$7

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2008 Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, as well as the other reports the Company files with the SEC. Net income (loss) for all periods presented involved estimates and accruals.

On February 22, 2008, Boise Inc. or “the Company,” “we,” “us,” or “our” completed the acquisition (the Acquisition) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (Boise Cascade). The business we acquired is referred to as the “Predecessor.”

The accompanying consolidated statement of income (loss) and cash flows for the six months ended June 30, 2008, include the activities of Aldabra 2 Acquisition Corp. prior to the Acquisition and the operations of the acquired businesses from February 22, 2008, through June 30, 2008. The consolidated statement of income (loss) and cash flows for the period of January 1 through February 21, 2008, of the Predecessor are presented for comparative purposes.

Boise Inc. operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services). Boise Inc. manufactures commodity and premium office papers, a range of packaging papers, including label and release papers, flexible packaging papers, and printing and converting papers. Boise Inc. also manufactures corrugated containers, containerboard, newsprint, and market pulp.

(a)	EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income (loss) to EBITDA for Boise Inc. for the three months ended June 30, 2009 and 2008, and the three months ended March 31, 2009 (unaudited, in thousands):

	Three Months Ended
	June 30		March 31, 2009
	2009	2008

Net income (loss)	$50,883	$(18,050)	$(916)
Change in fair value of interest rate derivatives	(627)	(510)	132
Interest expense	21,389	26,145	22,154
Interest income	(91)	(178)	(54)
Income tax provision (benefit)	26,187	14	(565)
Depreciation, amortization, and depletion	32,892	32,689	31,972

EBITDA	$130,633	$40,110	$52,723

The following table reconciles net income (loss) to EBITDA for Boise Inc. for the six months ended June 30, 2009 and 2008, and for the Predecessor period of January 1 through February 21, 2008 (unaudited, in thousands):

	Boise Inc.		Predecessor
	Six Months Ended June 30		January 1 Through February 21, 2008
	2009	2008
Net income (loss)	$49,967	$(34,421)	$22,786
Change in fair value of interest rate derivatives	(495)	(510)	—
Interest expense	43,543	37,580	2
Interest income	(145)	(1,999)	(161)
Income tax provision (benefit)	25,622	(3,363)	563
Depreciation, amortization, and depletion	64,864	45,436	477

EBITDA	$183,356	$42,723	$23,667

The following table reconciles EBITDA to EBITDA excluding special items for Boise Inc. for the three months ended June 30, 2009 and 2008, and the three months ended March 31, 2009 (unaudited, in thousands):

	Three Months Ended
	June 30		March 31, 2009
	2009	2008

EBITDA	$130,633	$40,110	$52,723
St. Helens mill restructuring (a)	1,133	—	3,648
Alternative fuel mixture credits (b)	(75,337)	—	—
Impact of energy hedges	(3,468)	(3,666)	2,191
Inventory purchase accounting expense	—	3,699	—

EBITDA excluding special items	$52,961	$40,143	$58,562

(a)	In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill. During the three months ended June 30, 2009, and March 31, 2009, we recorded $1.1 million and $3.6 million, respectively, of restructuring charges in “St. Helens mill restructuring.”

(b)	During first quarter 2009, we filed to be registered as an alternative fuel mixer and, in April, received notification from the Internal Revenue Service that our registration was approved. We became eligible to receive the tax credit at our four pulp and paper mills beginning at various dates from late January to late March 2009. During the three months ended June 30, 2009, we recorded $75.3 million of alternative fuel mixture tax credits, net of associated fees and expenses and before taxes. We recorded these amounts in “Alternative fuel mixture credits, net” in our Consolidated Statement of Income (Loss), and at June 30, 2009, we had $20.4 million recorded in “Receivables, other.” As of June 30, 2009, we had received $58.7 million of alternative fuel mixture cash payments. Our first quarter 2009 results do not include any effects of the alternative fuel mixture credits.

The following table reconciles EBITDA to EBITDA excluding special items for Boise Inc. for the six months ended June 30, 2009 and 2008. The table also reconciles the Predecessor period of January 1 through February 21, 2008, and the combined six months ended June 30, 2008 (unaudited, in thousands):

	Boise Inc.		Predecessor	Combined
	Six Months Ended June 30		January 1 Through February 21, 2008	Six Months Ended June 30, 2008
	2009	2008

EBITDA	$183,356	$42,723	$23,667	$66,390
St. Helens mill restructuring (a)	4,781	—	—	—
Alternative fuel mixture credits (b)	(75,337)	—	—	—
Impact of energy hedges	(1,277)	(3,870)	(37)	(3,907)
Inventory purchase accounting expense	—	10,259	—	10,259
Impact of DeRidder Outage	—	19,776	732	20,508

EBITDA excluding special items	$111,523	$68,888	$24,362	$93,250

(a)	In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill. During the six months ended June 30, 2009, we recorded $4.8 million of restructuring charges in “St. Helens mill restructuring.”

(b)	During first quarter 2009, we filed to be registered as an alternative fuel mixer and, in April, received notification from the Internal Revenue Service that our registration was approved. We became eligible to receive the tax credit at our four pulp and paper mills beginning at various dates from late January to late March 2009. During the six months ended June 30, 2009, we recorded $75.3 million of alternative fuel mixture tax credits, net of associated fees and expenses and before taxes. We recorded these amounts in “Alternative fuel mixture credits, net” in our Consolidated Statement of Income (Loss), and at June 30, 2009, we had $20.4 million recorded in “Receivables, other.” As of June 30, 2009, we had received $58.7 million of alternative fuel mixture cash payments. Our first quarter 2009 results do not include any effects of the alternative fuel mixture credits.

The following table reconciles total debt to net total debt and net covenant debt at June 30, 2009 and 2008, and March 31, 2009 (unaudited, in thousands):

	June 30, 2009	March 31, 2009	June 30, 2008

Current portion of long-term debt	$14,890	$7,479	$12,563
Long-term debt, less current portion	939,929	967,340	1,035,388
Notes payable	71,955	69,229	61,655

Total debt	1,026,774	1,044,048	1,109,606
Less cash and cash equivalents and short-term investments	(125,108)	(27,510)	(21,125)

Net total debt	901,666	1,016,538	1,088,481
Plus cash and cash equivalents and short-term investments exceeding the covenant limit	90,108	—	—
Less notes payable	(71,955)	(69,229)	(61,655)
Other	1,766	1,729	—

Net covenant debt	$921,585	$949,038	$1,026,826